MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
FIRST QUARTER 2023

CALABASAS, Calif., May 5, 2023 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported its first quarter results.
First Quarter 2023 Highlights Compared to First Quarter 2022
•Total revenue of $154.8 million decreased 51.5%, a tough comparable to a record first quarter 2022 where revenue was up 73.6% compared to first quarter 2021
•Brokerage commissions of $135.0 million, decreased 52.9% compared to first quarter 2022, which was up 76.2% compared to first quarter 2021
•Private Client brokerage revenue of $90.5 million, decreased 43.8% compared to first quarter 2022, which was up 52.7% compared to first quarter 2021
•Middle Market and Larger Transaction Market brokerage revenue of $39.5 million, decreased 67.1% compared to first quarter 2022, which was up 134.4% compared to first quarter 2021
•Financing fees of $15.9 million, decreased 40.0% compared to first quarter 2022, which was up 48.3% compared to first quarter 2021
•Net loss was $5.8 million, or $0.15 per common share, diluted, compared to net income of $32.8 million, or $0.81 per common share, diluted
•Earnings were impacted by expensing of previous investments made in growth initiatives, particularly including talent acquisition and retention
•Adjusted EBITDA of $(7.4) million, compared to $51.9 million

“Amid a challenging market environment, exacerbated in the first quarter by banking concerns, we are operating from a position of strength with an unwavering focus on our long-term strategy,” stated Hessam Nadji, Marcus & Millichap’s president and chief executive officer. “Valuations are resetting as a result of the interest rate shock, a widened bid/ask spread and tightened underwriting by lenders. Our financial results were particularly impacted by a significant slowdown in larger transactions, which had seen exceptional growth in the past few years. Expensing of capital invested in various growth initiatives, including talent acquisition and business development, were also key factors. We executed a major reduction of workforce in December and continue to reduce costs while making investments that keep MMI on offense.”

Mr. Nadji continued, “Easing inflation, the Fed nearing the end of tightening and clarity on a labor market soft landing should lead to recovery in real estate transactions. Although the timing is difficult to predict, we see record capital on the sidelines and a return of multiple offers for appropriately priced assets. We are confident that our expanded talent pool, technology and strong brand will help set new milestones as the market recovers. Our healthy balance sheet enables us to further invest in the platform, pursue talent and add accretive acquisitions. At the same time, we are consistently returning capital to shareholders in the form of dividends and share repurchases. We believe this balanced approach will allow us to leverage the market dislocation to further enhance our market position and create long-term value for our shareholders.”

First Quarter 2023 Results Compared to First Quarter 2022
Total revenue for the first quarter 2023 was $154.8 million, a decrease of 51.5% compared to $319.5 million for the first quarter 2022, which was up 73.6% compared to the first quarter 2021. The record revenue of first quarter 2022 provides for a difficult comparison with the first quarter 2023.

In real estate brokerage, the average transaction size and the average commission per transaction decreased by 30.7% and 21.4%, respectively, compared to the first quarter 2022. The number of transactions decreased by 40.1%, reducing real estate brokerage commissions to $135.0 million, a 52.9% reduction from the same period in the prior year, which increased 76.2% over the first quarter 2021. Compared to the first quarter 2022, the combined Middle Market and Larger Transaction Market revenue decreased by 67.1%, and the Private Client Market decreased by 43.8%, while the first quarter 2022 increased by 52.7% and 134.4%, respectively, compared to the first quarter 2021.

Financing activity experienced an increase in the average transaction size and the average fee per transaction of 21.0% and 7.9%, respectively, while the number of transactions decreased by 46.3%, resulting in a decrease in financing fees to $15.9 million, a 40.0% reduction from the same period in the prior year, which increased 48.3% compared to the same period in 2021.

Total operating expenses for the first quarter 2023 were $170.9 million, compared to $275.2 million for the same period in the prior year. The change was primarily due to reductions of 51.5% in cost of services and 3.1% in selling, general and administrative expense. Cost of services as a percentage of total revenue remained constant at 61.6% during both periods.

Selling, general and administrative expenses for the first quarter 2023 were $72.2 million, compared to $74.5 million, in the same period in 2022. The change was primarily due to a reduction in compensation related costs, specifically performance-based bonuses for the first quarter 2023, partially offset by an increased investment in business development, marketing and other support related to the long-term talent acquisition and retention of sales and financing professionals.

Net loss for the first quarter 2023 was $5.8 million, or $0.15 per common share, diluted, compared to net income of $32.8 million, or $0.81 per common share, diluted, for the same period in 2022. In the first quarter 2022, net income was up 118.4% from the first quarter 2021. Adjusted EBITDA for the first quarter 2023 was $(7.4) million, compared to $51.9 million for the same period in the prior year, primarily as a result of the decrease in operating income.
Capital Allocation
On February 9, 2023, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, or $10.3 million, with a payment date of April 6, 2023, to stockholders of record at the close of business on March 14, 2023.

During the three months ended March 31, 2023, the Company repurchased 559,923 shares of common stock at an average price of $31.73 per share for a total price of $17.8 million.

On May 2, 2023, the Board of Directors approved an additional $70 million to repurchase common stock under its stock repurchase program. After accounting for shares repurchased through April 28, 2023, and the increased authorization, Marcus & Millichap has approximately $80 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Business Outlook
The economy and commercial real estate transaction market are expected to remain choppy through the first half of 2023 as interest rate fluctuations and lender caution lengthen the price discovery process and the buyer/seller expectation gap remains wide. However, the Company believes it remains well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 21% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2023 include:
•Volatility in market sales and investor sentiment driven by:
◦The elevated cost and availability of debt capital
◦Interest rate fluctuations and the heightened bid-ask spread between buyers and sellers
◦Risks of an impending recession and the resulting reduction of CRE space demand that results from uncertainty

◦Possible impact to investor sentiment related to potential tax and other policy changes which may contribute to transaction acceleration and/or future fluctuations in sales and financing activity
◦Rising operating costs driven by wages, insurance, taxes and construction materials
•Volatility in each of the Company’s market segments
•Increase in costs related to in-person events, client meetings, and conferences as the economy opens further
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.

Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, May 5, 2023 through 11:59 p.m. Eastern Time on Friday, May 19, 2023 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13737358
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2023, the Company had 1,864 investment sales and financing professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 1,807 transactions during the three months ended March 31, 2023, with a sales volume of $10.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including the Company’s business outlook for 2023, the anticipation of further interest rate increases and inflation, the execution of our capital return program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of rising inflation and higher interest rates;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-Q for the quarter ended March 31, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Real estate brokerage commissions	$135,046	$286,909
Financing fees	15,868	26,453
Other revenue	3,878	6,102
Total revenue	154,792	319,464
Operating expenses:
Cost of services	95,427	196,768
Selling, general and administrative	72,219	74,535
Depreciation and amortization	3,207	3,911
Total operating expenses	170,853	275,214
Operating (loss) income	(16,061)	44,250
Other income, net	4,810	450
Interest expense	(215)	(160)
(Loss) income before (benefit) provision for income taxes	(11,466)	44,540
(Benefit) provision for income taxes	(5,633)	11,757
Net (loss) income	$(5,833)	$32,783

(Loss) earnings per share:
Basic	$(0.15)	$0.82
Diluted	$(0.15)	$0.81
Weighted average common shares outstanding:
Basic	39,200	39,989
Diluted	39,200	40,474

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $10.4 billion for the three months ended March 31, 2023, encompassing 1,807 transactions consisting of $7.1 billion for real estate brokerage (1,279 transactions), $1.7 billion for financing (279 transactions) and $1.6 billion in other transactions, including consulting and advisory services (249 transactions). As of March 31, 2023, the Company had 1,772 investment sales professionals and 92 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2023	2022
Average Number of Investment Sales Professionals	1,782	1,856
Average Number of Transactions per Investment Sales Professional	0.72	1.15
Average Commission per Transaction	$105,587	$134,258
Average Commission Rate	1.89%	1.67%
Average Transaction Size (in thousands)	$5,576	$8,051
Total Number of Transactions	1,279	2,137
Total Sales Volume (in millions)	$7,132	$17,205

	Three Months Ended March 31,
Financing (1)	2023	2022
Average Number of Financing Professionals	92	84
Average Number of Transactions per Financing Professional	3.03	6.19
Average Fee per Transaction	$46,548	$43,144
Average Fee Rate	0.75%	0.84%
Average Transaction Size (in thousands)	$6,189	$5,115
Total Number of Transactions	279	520
Total Financing Volume (in millions)	$1,727	$2,660
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended March 31,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	183	$116	$5,038	206	$128	$5,787	(23)	$(12)	$(749)
Private Client Market ($1 – <$10 million)	970	3,254	90,503	1,606	5,696	161,031	(636)	(2,442)	(70,528)
Middle Market ($10 – <$20 million)	66	900	17,368	184	2,503	46,760	(118)	(1,603)	(29,392)
Larger Transaction Market (≥$20 million)	60	2,862	22,137	141	8,878	73,331	(81)	(6,016)	(51,194)
	1,279	$7,132	$135,046	2,137	$17,205	$286,909	(858)	$(10,073)	$(151,863)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$228,026	$235,873
Commissions receivable	9,782	8,453
Prepaid expenses	8,740	9,411
Income tax receivable	18,053	8,682
Marketable debt securities, available-for-sale (includes amortized cost of $133,178 and $254,682 at March 31, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	132,520	253,434
Advances and loans, net	3,045	4,005
Other assets, current	5,052	7,282
Total current assets	405,218	527,140
Property and equipment, net	28,223	27,644
Operating lease right-of-use assets, net	107,891	87,945
Marketable debt securities, available-for-sale (includes amortized cost of $73,822 and $72,819 at March 31, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	70,493	68,595
Assets held in rabbi trust	9,953	9,553
Deferred tax assets, net	37,427	41,321
Goodwill and other intangible assets, net	54,551	55,696
Advances and loans, net	179,443	169,955
Other assets, non-current	17,293	15,859
Total assets	$910,492	$1,003,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,392	$11,450
Deferred compensation and commissions	46,253	75,321
Operating lease liabilities	16,911	16,984
Accrued bonuses and other employee related expenses	6,578	38,327
Other liabilities, current	20,781	9,933
Total current liabilities	102,915	152,015
Deferred compensation and commissions	34,422	64,461
Operating lease liabilities	82,768	65,109
Other liabilities, non-current	8,229	8,614
Total liabilities	228,334	290,199
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,876,354 and 39,255,838 at March 31, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	132,905	131,541
Retained earnings	551,696	585,581
Accumulated other comprehensive loss	(2,447)	(3,617)
Total stockholders’ equity	682,158	713,509
Total liabilities and stockholders’ equity	$910,492	$1,003,708

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income (loss) before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Net (loss) income	$(5,833)	$32,783
Adjustments:
Interest income and other (1)	(4,390)	(615)
Interest expense	215	160
(Benefit) provision for income taxes	(5,633)	11,757
Depreciation and amortization	3,207	3,911
Stock-based compensation	5,011	3,856
Adjusted EBITDA	$(7,423)	$51,852
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards.

Certain Adjusted Metrics
Real Estate Brokerage
During the three months ended March 31, 2023, we closed a portfolio of large transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding those transactions:

	Three Months Ended March 31, 2023
	(actual)	(as adjusted)
Total Sales Volume Decrease	(58.5)%	(54.4)%
Average Commission Rate Increase	13.2%	7.4%
Average Transaction Size Decrease	(30.7)%	(23.9)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com